Exhibit 99.1

Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995	N E W S

Cimarex Agrees to Sell Ward County Assets for $570 million

DENVER, May 24, 2018 - Cimarex Energy Co. (NYSE: XEC) announced today that it has signed a purchase and sale agreement to sell oil and gas properties principally located in Ward County, Texas, for $570 million in cash to Callon Petroleum.  Production from these properties is approximately 6,831 barrels of oil equivalent per day (73 percent oil) and is mostly from the Bone Spring formation.  The undeveloped acreage includes 18,925 net Wolfcamp acres of which 11,500 net acres have rights to the base of the Wolfcamp.

“The sale of the Ward County assets is part of our continuous portfolio optimization and high-grading of our investment opportunities,” said Tom Jorden, Cimarex Chairman, President and CEO. “Cimarex was among the first horizontal operators in the Bone Spring formation in Ward County and it’s been a great area for us over the years.  However, the remaining Wolfcamp opportunities have not competed for capital versus other Cimarex projects.”

The transaction is expected to close in the third quarter of 2018, subject to customary closing conditions and adjustments.

Scotiabank served as financial advisor to Cimarex on this transaction.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding estimated production, future drilling opportunities, and the anticipated closing of the purchase and sale of properties.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. The purchase price for the properties is subject to customary adjustments.  Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.  Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside the company’s control including the risks and uncertainties described in the company’s SEC reports.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Karen Acierno, 303.285.4957